Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE IS SELECTED TO CONSTRUCT STORAGE FOR MAJOR WEST COAST

NATURAL GAS LIQUIDS PROVIDER

- TOTAL VALUE OF ENGINEERING, FABRICATION AND CONSTRUCTION CONTRACT IS

ESTIMATED TO BE ABOUT $21 MILLION -

TULSA, OK – March 16, 2007 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, announced today that its wholly owned subsidiary Matrix Service Inc., has received a notice to proceed from Inergy Services for the engineering, fabrication and construction of additional natural gas liquids (NGL) storage facilities at Inergy Services’ North Coles Levee production facility in Tupman, CA. The scope of work will entail the construction of one refrigerated and two spherical storage tanks, which will have the combined capacity to store approximately 18 million gallons of NGLs.

Michael J. Bradley, president and CEO of Matrix Service, said, “We are very pleased to have been selected to construct the additional storage capacity for Inergy Services at its NGL facility on the West Coast.”

Inergy Services is part of Inergy, L.P. (Nasdaq: NRGY), which is among the fastest growing propane retailers in the country. Inergy currently ranks as the fifth largest retail propane distributor in the US, serving more than 700,000 customers in the eastern half of the country. The company also operates natural gas and NGL storage businesses, NGL transportation businesses and a NGL wholesale marketing business, along with its NGL processing facilities on the West Coast.

Mr. Bradley concluded, “Matrix Service looks forward to this opportunity to assist Inergy in expanding its footprint in its NGL business on the West Coast.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin, Vice President Finance and CFO

T: +1-918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Trúc Nguyen, Deputy Managing Director

The Global Consulting Group

T: +1-646-284-9418

E: tnguyen@hfgcg.com